Exhibit 99

For Immediate Release

CONTACT AT REXAHN:
Amanda Sawney
(240) 268-5300 ext. 300

REXAHN PHARMACEUTICALS, INC. APPOINTS DR. FREDDIE ANN HOFFMAN TO THE BOARD OF DIRECTORS

Rockville, MD, June 15, 2007 -- Rexahn Pharmaceuticals, Inc. (OTC BB: RXHN), a biopharmaceutical company dedicated to the discovery, development, and commercialization of innovative treatments for cancer, central nervous system disorders, sexual dysfunction and other unmet medical needs, today announced that Dr. Freddie Ann Hoffman has been appointed to fill the vacancy on the Board of Directors created by the expiration of the term of former director Dr. Young Soon Park. Dr. Hoffman’s one-year appointment was effected by action of the Board of Directors taken on June 11, 2007.

Dr. Hoffman, a pediatric hematology-oncologist, currently serves as Chief Executive Officer of HeteroGeneity, LLC. From 1999 to 2003, Dr. Hoffman served as Senior Medical Director for New Product Development at Pfizer Consumer Healthcare. For the preceding 13 years, Dr. Hoffman served at the Food & Drug Administration (FDA) as Chief of the Cytokines, Growth Factors and Oncologic Products Branch and deputy director of the Medicine Branch, within the Office of the FDA Commissioner. She also served at the National Cancer Institute (NCI) as Director of Extramural Clinical Trials.

Commenting on today’s news, Chang H. Ahn, Ph.D., Chairman and Chief Executive Officer of the Company, stated, “We are delighted to welcome Dr. Hoffman to Rexahn’s Board of Directors. Dr. Hoffman brings extensive product development and research capabilities to Rexahn. This experience, including her tenure with the FDA and NCI, will be invaluable to us as we continue to move our product candidates through the clinical development pipeline, and, ultimately, toward commercialization.”

Dr. Ahn continued, “Management would also like to take this opportunity to thank Dr. Park for her service to the Board during the past two years. Dr. Park has been instrumental in assisting the company as it transitioned into a public company. Her dedication is deeply appreciated.”

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a biopharmaceutical company leveraging its unique technology platform to discover, develop and commercialize innovative treatments for cancer, central nervous system disorders, sexual dysfunction and other unmet medical needs. Rexahn’s compounds are designed to uniquely treat various disease states while significantly minimizing side effects in order to allow patients to regain quality of life through therapy. For Additional information about Rexahn visit www.rexahn.com.

Safe Harbor
This press release contains statements (including projections and business trends) that are forward-looking statements. Rexahn's actual results may differ materially from the anticipated results and expectations expressed in these forward-looking statements as a result of certain risks and uncertainties, including, Rexahn's lack of profitability, its auditor's going concern qualification and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn's development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn's product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn's claims; demand for and market acceptance of Rexahn's drug candidates; Rexahn's reliance on third party researchers and manufacturers to develop its product candidates; Rexahn's ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, Rexahn assumes no obligation to update these forward-looking statements.

# # #